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Exhibit 99.3

Exhibit 3

        The name and present principal occupation of each of the executive officers and directors of Arnhold and S. Bleichroeder Holdings, Inc. are set forth below. Unless otherwise noted, each of these persons is a United States citizen and has as his business address 1345 Avenue of the Americas, New York, NY 10105.

Name	Position with Reporting Person	Principal Occupation
Henry H. Arnhold	Co-Chairman	Same
John P. Arnhold	Co-Presidential Director	Co-President Arnhold and S. Bleichroeder, Inc.
Stanford S. Warshawsky	Co-President, Secretary and Director	Co-President Arnhold and S. Bleichroeder, Inc.
Stephen M. Kellen	Co-Chairman	Same
Michael M. Kellen	Senior Vice President and Director	Same
Allan Langman	Senior Vice President, Treasurer and Director	Senior Vice President, Treasurer and Director Arnhold and S. Bleichroeder, Inc
Robert Miller	Senior Vice President and Director	Senior Vice President, Treasurer and Director Arnhold and S. Bleichroeder, Inc.
Peter Van der Meyard (United Kingdom	Senior Vice President and Director	Senior Vice President, and Director citizen) Arnhold and S. Bleichroeder, Inc.

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  Exhibit 99.3
Exhibit 3